EX-3.4

         CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

                         CERTIFICATE OF AMENDMENT
                       TO ARTICLES OF INCORPORATION
                                     OF
                           FREESTAR TECHNOLOGIES

We, Paul Egan and Ciaran Egan, certify that :

     1. The original articles of the Company were filed with the Office of the Secretary of State on November 17, 1999.

     2. Pursuant to a unanimous written consent of the Board of Directors of the Company, the Company hereby adopted the following amendments to the Articles of Incorporation of this Corporation:

     Article 4 of the Articles of Incorporation is amended to increase the authorized shares of common stock of the Company to 500,000,000, par value of $0.001.

     3. A majority of the issued and outstanding shares of common stock of the Company approved of this amendment to the Articles of Incorporation by written consent.

Dated: December 15, 2002.

                                           /s/  Paul Egan
                                           Paul Egan, President


                                           /s/  Ciaran Egan
                                          Ciaran Egan, Secretary